Exhibit 99.6

Leading Core Banking Provider Serving Thousands of Customers
 Selects NICE Actimize as its Integrated Cloud Financial Crime and
 Compliance Solution

The Deal Sealed in Q4 2017 Immediately Secures Nearly 50 Financial Institutions
For NICE Actimize with the Potential to Grow Multifold

Hoboken, N.J., February 14, 2018 – NICE Actimize, a NICE (Nasdaq: NICE) business and the leader in autonomous financial crime management solutions, announced that it has partnered with a global leader of core banking systems and financial services technology, to roll out Actimize cloud solutions to its network of thousands of financial institutions. This significant partnership will enable this leading core banking provider to resell Actimize cloud solutions, which will be tightly integrated with the organization’s banking and core payment systems, to its network of financial institutions.

With this partnership of financial technology industry leaders, this extensive network of leading financial institutions may now obtain NICE Actimize’s proven detection capabilities in a cloud suite that provides easy implementation and minimizes use of IT resources and budgets. In addition, the Actimize Fraud cloud solution will provide a short road to the best possible fraud risk scores.

Joe Friscia, President NICE Actimize
“This powerful financial crime partnership will rapidly expand our distribution network of NICE Actimize’s financial crime prevention and cloud at a critical time in our industry, while expanding our market impact. With many financial services organizations seeing an uptick in fraud attacks and strong regulatory pressure, they clearly must have robust financial crime and compliance solutions which fill critical needs gaps, while providing the flexibility to allow for future growth, enhancing customer experience and ensuring that all client access channels are effectively protected from fraud. Placing these capabilities into the cloud makes it more flexible and affordable. We welcome the opportunity to roll out our leading cloud products within this massive network.”

Leveraging more than a decade of providing comprehensive retail banking fraud and compliance solutions to the world’s largest financial services organizations, the Actimize cloud offering relies on the proven detection platform and robust administration tools that have powered the processing of hundreds of millions of customer transactions across NICE Actimize’s customer base.

About NICE Actimize
NICE Actimize is the largest and broadest provider of financial crime, risk and compliance solutions for regional and global financial institutions, as well as government regulators. Consistently ranked as number one in the space, NICE Actimize experts apply innovative technology to protect institutions and safeguard consumers and investors assets by identifying financial crime, preventing fraud and providing regulatory compliance. The company provides real-time, cross-channel fraud prevention, anti-money laundering detection, and trading surveillance solutions that address such concerns as payment fraud, cybercrime, sanctions monitoring, market abuse, customer due diligence and insider trading. Find us at www.niceactimize.com, @NICE_Actimize or Nasdaq: NICE.

About NICE
NICE (Nasdaq:NICE) is the world’s leading provider of both cloud and on-premises enterprise software solutions that empower organizations to make smarter decisions based on advanced analytics of structured and unstructured data. NICE helps organizations of all sizes deliver better customer service, ensure compliance, combat fraud and safeguard citizens. Over 25,000 organizations in more than 150 countries, including over 85 of the Fortune 100 companies, are using NICE solutions. www.nice.com.

Corporate Media Contact:
Cindy Morgan-Olson, +1-551-256-5000, NICE Actimize, cindy.morgan-olson@niceactimize.com

Investors:
Marty Cohen, +1 551 256 5354, ir@nice.com, ET
Yisca Erez, +972-9-775-3798, ir@nice.com, CET

Trademark Note: NICE and the NICE logo are trademarks or registered trademarks of NICE Ltd. All other marks are trademarks of their respective owners. For a full list of NICE’s marks, please see: www.nice.com/nice-trademarks.

Forward-Looking Statements
This press release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, including the statements by Mr. Friscia are based on the current beliefs, expectations and assumptions of the management of NICE Ltd. (the Company). In some cases, such forward-looking statements can be identified by terms such as believe, expect, may, will, intend, project, plan, estimate or similar words. Forward-looking statements are subject to a number of risks and uncertainties that could cause the actual results or performance of the Company to differ materially from those described herein, including but not limited to the impact of the global economic environment on the Company’s customer base (particularly financial services firms) potentially impacting our business and financial condition; competition; changes in technology and market requirements; decline in demand for the Company's products; inability to timely develop and introduce new technologies, products and applications; difficulties or delays in absorbing and integrating acquired operations, products, technologies and personnel; loss of market share; an inability to maintain certain marketing and distribution arrangements; and the effect of newly enacted or modified laws, regulation or standards on the Company and our products. For a more detailed description of the risk factors and uncertainties affecting the company, refer to the Company's reports filed from time to time with the Securities and Exchange Commission, including the Company’s Annual Report on Form 20-F. The forward-looking statements contained in this press release are made as of the date of this press release, and the Company undertakes no obligation to update or revise them, except as required by law.